Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

December 17, 2008

American Water Works Company, Inc.

Ladies and Gentlemen:

We have acted as counsel for American Water Works Company, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), filed on December 17, 2008 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of shares of common stock, par value $0.01 per share, of the Company, including the offer and sale by the Company of shares (the “Primary Shares”), the offer and sale by RWE Aqua Holdings GmbH (the “Selling Stockholder”) of shares (the “Secondary Shares”) and, if exercised, the offer and sale by the Selling Stockholder of additional shares (the “Additional Shares”) to the underwriters (the “Underwriters”) pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Company, the Selling Stockholder and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co., as Representatives of the Underwriters.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated Bylaws of the Company and (c) certain resolutions adopted by the board of directors of the Company.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, we are of the opinion as follows:

1.	The Primary Shares have been duly and validly authorized and, when issued, delivered and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued and fully paid and nonassessable.

2.	The Secondary Shares and Additional Shares have been validly issued and are fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Common Stock” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very Truly Yours,

/s/ Cravath, Swaine & Moore LLP

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, NJ 08043